Exhibit 99.1

NYSE American Notifies General Moly About

Low Share Price Continued Listing Deficiency

LAKEWOOD, COLORADO, September 17, 2019 — General Moly, Inc. (the “Company” or “General Moly”) (NYSE American and TSX: GMO), the only western-exchange listed, pure-play molybdenum mineral development company, announced that on September 12, 2019, it received a deficiency letter (“Letter”) from the NYSE American stock exchange indicating that pursuant to Section 1003(f)(v) of the NYSE American Company Guide, the Company’s common stock has been selling for a low price per share for a substantial period of time. Accordingly, the Letter states that the Company must demonstrate an improved share price improvement or effect a reverse stock split of its common stock by no later than March 12, 2020, in order to maintain the listing of the Company’s common stock on the NYSE American.

The Company will continue to consider opportunities that are in the best interests of the Company and its stockholders, with respect to specific measures regarding the continued listing of the Company’s stock on the NYSE American.  If the Company is unable to regain compliance, the NYSE American will initiate procedures to suspend and delist the Company’s common stock.  In the interim, the Company’s common stock continues to be listed on the NYSE American, under the trading symbol “GMO”, subject to the Company’s compliance with other continued listing requirements and subject to the trading price remaining above a required $0.06 minimum per share.  The NYSE American will add the designation of “.BC” to indicate that the Company is below compliance with the listing standards set forth in the Company Guide. The NYSE American notification of continued listing deficiency does not affect the Company’s business operations or its reporting obligations under the Securities and Exchange Commission regulations.

About General Moly

General Moly is a U.S.-based, molybdenum mineral exploration and development company listed on the NYSE American (NYSE American), recently known as the NYSE MKT and former American Stock Exchange, and the Toronto Stock Exchange under the symbol GMO. The Company’s primary asset, an 80% interest in the Mt. Hope Project located in central Nevada, is considered one of the world’s largest and highest grade molybdenum deposits. Combined with the Company’s wholly-owned Liberty Project, a molybdenum and copper property also located in central Nevada, General Moly’s goal is to become the largest primary molybdenum producer in the world.

Molybdenum is a metallic element used primarily as an alloy agent in steel manufacturing.  When added to steel, molybdenum enhances steel strength, resistance to corrosion and extreme temperature performance. In the chemical and petrochemical industries, molybdenum is used in catalysts, especially for cleaner burning fuels by removing sulfur from liquid fuels, and in corrosion inhibitors, high performance lubricants, and polymers.

Contact:

Scott Roswell

(303) 928-8591

info@generalmoly.com

Website: www.generalmoly.com